Exhibit 10.1

CHANGE OF CONTROL AGREEMENT

This CHANGE OF CONTROL AGREEMENT is dated as of January 1, 2024 between COMMUNITY BANK SYSTEM, INC., a Delaware corporation and registered bank holding company (“CBSI”), and COMMUNITY BANK, N.A., a wholly-owned subsidiary of CBSI, having an office in DeWitt, New York (“CBNA”) (CBSI and CBNA are referred to collectively in this Agreement as the “Employer”), and Deresa F. Durkee (“Employee”).

Recitals

A.	Employee is currently employed by CBNA in a critical function position.

B.	Employer desires to retain the services of Employee and to induce Employee to remain with CBNA, including in situations involving a Change of Control.

C.	In consideration of the agreements of the parties contained in this Agreement, and intending to be legally bound by the terms of this Agreement, the parties agree as follows:

Terms

1.       Term of Agreement. The initial term of this Agreement shall begin on the date of this Agreement and shall end on December 31, 2026. Thereafter, the term of this Agreement shall renew automatically for successive three-year terms, unless the Compensation Committee of the Board of Directors of Employer provides written notice to Employee in advance of the end of the then existing term that the term of this Agreement will not be renewed. If Employee experiences a qualifying separation from service on or before the end of the initial term or any renewal term, this Agreement shall be extended (if necessary) until all benefits earned and payable pursuant to this Agreement have been paid or provided.

2.       Change of Control.

(a)       Subject to the limitations described in paragraphs 2(d), (e) and (f), and conditioned upon Employee executing and not revoking the release described in paragraph 4, if Employee’s employment with Employer, its affiliates, or successors in interest (including, but not limited to successors resulting from a “Change of Control”) terminates within one year following a “Change of Control” that occurs during the term of this Agreement, and if such termination is due to (i) the Employer (or its successor) terminating the Employee’s employment for reasons other than “Cause,” or (ii) the Employee terminating employment for “Good Reason,” then Employer shall:

(A)	Pay to Employee an aggregate severance benefit equal to (I) eighteen (18) months of Employee’s then current Base Salary, plus (II) an amount equal to payments made to the Employee under the Employer’s Management Incentive Plan (or equivalent successor plan) for the plan year prior to the year during which the “Change of Control” occurs; and

(B)	Treat as immediately exercisable all unexpired options granted by CBSI to Employee to acquire CBSI common stock that are not exercisable or that have not been exercised, so as to permit Employee to purchase the balance of CBSI stock not yet purchased until the earliest of 180 days following termination of employment, the end of the full exercise period provided in the original grant of the option right (determined without regard to Employee’s termination), or the tenth anniversary of the date each stock option was originally granted; and

(C)	Treat as immediately vested all restricted CBSI stock held by Employee; and

(D)	Provide Employee with continuation of group health benefits, under the same terms and conditions (including cost) that Employer provides such benefits to its active employees, until payments under subparagraph (A) above have been paid in full; provided, however, that the value of such continued group health coverage or benefits shall be treated by Employer as includible in Employee’s gross income, to the extent required by the Internal Revenue Code. Further, if the Employer determines, based on the advice of its legal counsel and in its sole discretion, that it cannot provide the group health benefits described in this subparagraph (D) without potentially violating applicable law or incurring any penalty (including, without limitation, on account of a violation of Section 2716 of the Public Health Service Act), the Employer will, in lieu thereof, provide to Employee or his surviving spouse (as applicable) a fixed, taxable monthly payment equal to the then current premium being charged to the Employer’s other former employees who elect continuation coverage (under the Employer’s group health plan) that is the same as that elected by Employee. Payment of such fixed amount will commence on the first day of the month following the date the Employer determines it cannot provide the group health benefits described in this subparagraph (D) without potentially violating applicable law or incurring any penalty, and will end on the date other cash payments to Employee end in accordance with subparagraph (A). For the avoidance of doubt, the taxable payments described in this subparagraph (D) may be used for any purpose, including, but not limited to health insurance premiums, and will be subject to all applicable tax withholdings. Notwithstanding the preceding or any other provision to the contrary under this Agreement, if at any time the Employer determines, in its sole discretion, that it cannot provide the payments contemplated by this subparagraph (D) without violating applicable law or potentially incurring any penalty (including, without limitation, on account of a violation of Section 2716 of the Public Health Service Act), then Employee will not receive any taxable cash payments pursuant to this subparagraph (D).

(b)       The severance benefit payable under subparagraph (A) above shall be payable in substantially equal bi-weekly installments over the number of months indicated in clause (I) of subparagraph (A) above. Payments shall commence within 60 days following Employee’s qualifying separation from service; except that, to the extent required by Internal Revenue Code Section 409A, (i) if the 60-day period following Employee’s separation from service begins in one calendar year and ends in the following calendar year, then such payments will commence in the following calendar year, and (ii) if Employee is a “specified employee” (as defined in Internal Revenue Code Section 409A), then such payments shall not commence until the first day of the seventh month following Employee’s separation from service.

(c)       The continuation of group health benefits to Employee during the period described in paragraph 2(a) shall not be credited towards Employer’s obligation to provide continuation of health insurance coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”). Accordingly, upon expiration of the period described in paragraph 2(a), Employee (and Employee’s qualified beneficiaries) shall be eligible to commence continuation coverage under the COBRA provisions of Employer’s group health plan(s).

(d)       Benefits payable pursuant to this Agreement shall be limited and/or reduced to extent required so that in no event shall the aggregate of all amounts paid to, or value received by, Employee following a Change of Control (whether paid or received pursuant to this paragraph 2 or otherwise) exceed the maximum aggregate amount or value that could be paid to, or received by, Employee without such aggregate amount (or any portion of such amount) being treated as a “parachute payment” within the meaning of Internal Revenue Code Section 280G.

(e)       As provided in paragraph 2(a) above, Employee may voluntarily terminate employment with Employer or its successor for Good Reason within one year following a Change of Control and receive all of the payments and benefits specified in 2(a) above. In the event of such a voluntary termination, the payments specified in paragraph 2(a) shall be reduced by any non-Employer related wages or self-employment income derived by Employee during the period payments are made under this paragraph 2.

(f)       Payments made and benefits provided pursuant to this paragraph 2 shall be subject to withholding for income, employment and other similar taxes Employer may be required to withhold.

(g)       For purposes of paragraph 2(a), a “Change of Control,” shall be deemed to have occurred if:

(i)	any “person,” including a “group” as determined in accordance with the Section 13(d)(3) of the Securities Exchange Act of 1934 (“Exchange Act”), is or becomes the beneficial owner, directly or indirectly, of securities of CBSI or CBNA representing 30% or more of the combined voting power of CBSI’s or CBNA’s then outstanding securities;

(ii)	as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination (a “Transaction”), the persons who were directors of CBSI or CBNA before the Transaction shall cease to constitute a majority of the Board of Directors of CBSI or CBNA or any successor to either;

(iii)	CBSI or CBNA is merged or consolidated with another corporation and as a result of the merger or consolidation less than 70% of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of CBSI or CBNA, other than (A) affiliates within the meaning of the Exchange Act, or (B) any party to the merger or consolidation;

(iv)	a tender offer or exchange offer is made and consummated for the ownership of securities of CBSI or CBNA representing 30% or more of the combined voting power of CBSI’s or CBNA’s then outstanding voting securities; or

(v)	CBSI or CBNA transfers substantially all of its assets to another corporation which is not controlled by CBSI or CBNA.

(h)       For purposes of paragraph 2(a), “Good Reason” shall mean action taken by Employer that results in:

(i)	an involuntary and material adverse change in Employee’s title, duties, responsibilities, or total remuneration;

(ii)	an involuntary and material relocation of the office from which Employee is expected to perform Employee’s duties; or

(iii)	an involuntary and material adverse change in the general working conditions (including travel requirements and clerical support) applicable to Employee.

Employee must provide notice to the Employer of the existence of a condition described in (i), (ii), or (iii) above within 30 days of the initial existence of the condition, upon notice of which the Employer shall have 30 days thereafter in which to remedy the condition. In addition to the foregoing, Employee’s separation from service for Good Reason must occur within 90 days following the initial existence of a condition described in (i), (ii) or (iii) above and within one year following a Change of Control.

3.       Termination For “Cause”.

(a)       Notwithstanding any contrary provision contained in paragraph 2, CBSI or CBNA may terminate Employee’s employment and this Agreement for “Cause” (defined below) at any time, effective upon receipt by Employee of written notice of termination. Upon termination of employment for “Cause,” Employee shall be entitled only to the salary due Employee from Employer to the date of receipt by Employee of written notice of termination and Employee shall forfeit any and all stock options granted by CBSI or CBNA that remain unexercised as of the date of the written termination notice and any and all shares of restricted CBSI stock that are not vested as of the date of the written termination notice.

(b)       Termination for “Cause” for purposes of this Agreement shall include, but not be limited to, any of the following:

(i)	Employee’s unsatisfactory performance of Employee’s job duties; or

(ii)	any act of dishonesty or fraud, acts of moral turpitude, or the commission of a felony; or

(iii)	breach of duty or obligation to Employer or receipt of financial or other economic profit or gain as a result of or in any way arising out of Employee’s position with Employer and failure to account to Employer for such profits or other gains; or

(iv)	disclosure of confidential or private Employer information or aiding a competitor of Employer (or any affiliate of Employer) to the detriment of Employer (or any affiliate of Employer).

4.       Release. Employee’s entitlement to the severance and other benefits described in this Agreement is conditioned on Employee executing and not revoking a release in substantially the form of the release attached as Exhibit A to this Agreement, within the applicable time period described in the release (which time period shall not exceed 60 days). If Employee fails to timely execute a release, or if Employee revokes an executed release within the time period described in the release, then Employee shall have no right to the severance and other benefits described in this Agreement.

5.       Miscellaneous.

(a)       Notices. Any and all notices with respect to this Agreement shall be sufficient if furnished personally in writing or sent by certified mail, return receipt requested, to the last known address or other address designated by the parties to this Agreement.

(b)       Entire Agreement; Release From Prior Agreements. This Agreement represents the entire agreement with respect to severance and other benefits that may become payable to Employee following a qualifying Change of Control and specifically supersedes any and all oral or written agreements on its subject matter previously entered into by the parties, and each party releases the other party of all obligations and liabilities with respect to any prior employment agreements between the parties. The Employee shall not be entitled to receive severance benefits under other Employer policies, plans, programs or other arrangements to the extent those arrangements would provide duplicate or similar benefits to the benefits provided under this Agreement, including but not limited to severance pay programs.

(c)       Governing Law and Interpretation. This Agreement, having been made and duly executed within the State of New York, shall be construed and governed in accordance with and pursuant to New York law. This Agreement is not an agreement of employment and shall not be deemed (i) to give to Employee the right to be retained in the employ of the Employer, (ii) to affect the right of Employer to discipline or discharge Employee at any time subject to payment of benefits upon a Change of Control as provided herein, (iii) to give Employer the right to require Employee to remain in its employ, or (iv) to affect Employee’s or the Employer’s right to terminate the employment relationship at any time subject to payment of benefits upon a Change of Control as provided herein. This Agreement shall be interpreted and applied in all circumstances in a manner that is consistent with the intent of the parties that this Agreement qualify as an exempt “separation pay plan” within the meaning of Treasury regulation section 1.409A-1(b)(9)(iii) and, therefore, that amounts earned and payable pursuant to this Agreement shall not be subject to the premature income recognition or adverse tax provisions of Internal Revenue Code Section 409A.

(d)       Waiver. In the event that any breach of this Agreement by Employee or Employer is waived by act or failure to act, such waiver shall not constitute a waiver of any subsequent breach by either party.

(e)       Severability. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall affect only that particular provision and shall not affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not a part of the Agreement.

(f)       Binding Effect. Subject to paragraph 5(h), this Agreement shall be binding upon and shall inure to the benefit of the successors, assigns, legal representatives and heirs of the parties.

(g)       Arbitration and Fees. Any dispute between the parties relating to the terms of this Agreement, or any interpretation, construction or enforcement hereof, shall first be submitted to non-binding arbitration in Syracuse, New York in accordance with the rules and regulations of the American Arbitration Association then in effect. Each party shall be responsible for its own costs and expenses in pursuing non-binding arbitration, and any arbitration fees or costs shall be shared equally between the parties. However, if Employee is a party in an arbitration to collect payments due pursuant to this Agreement and prevails in collecting payments due in the arbitration or settlement of the arbitration, Employer shall reimburse Employee for reasonable attorneys’ fees incurred by Employee in connection with such arbitration. The foregoing right to reimbursement shall expire on the fifth anniversary of Employee’s separation from employment with Employer.

(h)       Personal Qualifications. It is hereby agreed that this Agreement and the employment of Employee pursuant hereto is personal in nature, and that Employee possesses highly specialized skills and abilities. For such reason and in accordance with applicable provisions of New York State law, this agreement may not be assigned by Employee, and as to the obligations to be performed by Employee, other than the rendering or personal service as an employee, this Agreement shall be binding upon Employee’s heirs and/or administrators and executors.

IN WITNESS WHEREOF, the parties have signed this Agreement after full opportunity to read and discuss the provisions of the Agreement, and both parties voluntarily assent to this Agreement with full understanding of its provisions.

EMPLOYEE

/s/ Deresa F. Durkee
Deresa F. Durkee

COMMUNITY BANK SYSTEM, INC.

By:	/s/ Dimitar Karaivanov
Dimitar Karaivanov
Executive Vice President and Chief Operating Officer

COMMUNITY BANK, N.A.

By:	/s/ Maureen Gillan-Myer
Maureen Gillan-Myer
Executive Vice President and Chief Human Resources Officer